                                                              EXHIBIT (a)(1)(D)


[EDEN BIOSCIENCE LOGO]

July 17, 2002

Dear Employee:

        I am writing to confirm the results of EDEN Bioscience Corporation's recent offer to exchange certain outstanding stock options granted under the EDEN Bioscience Corporation 1995 Combined Incentive and Nonqualified Stock Option Plan (the "1995 Plan") and the EDEN Bioscience Corporation 2000 Stock Incentive Plan (the "2000 Plan" and together with the 1995 Plan, the "Stock Option Plans") for new options to be granted under the 2000 Plan and new option agreements between you and EDEN on or about January 20, 2003 (the "offer"). The offer expired as scheduled at 5:00 p.m., Pacific Daylight Time, on July 17, 2002. Promptly following the expiration of the offer and pursuant to the terms and subject to the conditions of the offer, we cancelled the following options that you tendered for exchange or cancellation without replacement:


          Grant             Exercise               Cancelled                      Vesting
           Date               Price              Option Shares               Commencement Date
          -----             --------             -------------               -----------------



        Under the terms and subject to the conditions of the offer, EDEN expects to grant you the following new option(s) under the 2000 Plan on or about January 20, 2003, subject to a new option agreement or agreements to be executed by you and EDEN:

                 New                                  Vesting
            Option Shares                        Commencement Date
            -------------                        -----------------




        The new option(s) will have substantially the same terms as your tendered options, except:

        - The exercise price of each new option will be equal to the fair market value of EDEN's stock at the close of trading on the date of grant, as reported by the Nasdaq National Market. This price may be higher, lower or the same as the exercise price of the option(s) you tendered for exchange.

        - Each new option will vest at a rate of 25% on each anniversary of the vesting date of the tendered option that it replaces. Each new option will be credited with the service rendered from the vesting start date of the tendered option that it replaces to the grant date of the new option. This means that some portion of the new options we grant may be vested and immediately exercisable.

        - In the case of termination by reason of disability, death, retirement or termination without cause or certain corporate transactions, each new option will be exercisable as provided in the 2000 Plan.

        - Each new option will be granted as a nonqualified stock option, regardless of whether the tendered option that it replaces was an incentive stock option or a nonqualified stock option.

        - The term of each new option will be ten years from the date of grant. Although the term of your tendered option(s) was also ten years, because the new options will be granted at a later date they will expire at a later date than the tendered options.

        In order to qualify to receive your new option(s), you must be a U.S. employee or officer of EDEN Bioscience or one of its subsidiaries from the date you tendered your options through the date EDEN grants your new option(s). If for any reason you do not remain a U.S. employee or officer of EDEN during that period of time, you will not receive your new option(s) or any other consideration in exchange for the options that you tendered for cancellation.

July 17, 2002
Page 2 of 2


        If you have any questions about your rights in connection with the offer, please call Phil Romney, Director of Finance and Controller, or me at 425-806-7300.




                                             Sincerely,


                                             Bradley S. Powell
                                             Chief Financial Officer,
                                             Interim President and Secretary



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